EXHIBIT 23.14

January 28, 2015

 CONSENT OF EXPERT

FILED VIA SEDAR AND EDGAR

British Columbia Securities Commission
Alberta Securities Commission
Ontario Securities Commission
United States Securities and Exchange Commission

Re:           Midway Gold Corp. (the "Company") filing of a Short Form Base Shelf Prospectus dated January 28, 2015 (together with the documents incorporated by reference therein, the "Prospectus") and the Company’s Registration Statement on Form S-3 dated November 5, 2014, as amended on January 28, 2015 (together with the documents incorporated by reference therein, the "Registration Statement").

We refer to our reports entitled “NI 43-101 Updated Mineral Resources Estimate for the Pan Gold Project, White Pine County, Nevada”, dated September 1, 2011, “NI 43-101 Technical Report Feasibility Study for the Pan Gold Project, White Pine County, Nevada” dated November 15, 2011, and “Updated NI 43-101 Technical Report Feasibility Study for the Pan Gold Project, White Pine County, Nevada”, dated November 29, 2012, (together, the "Reports"), as referenced in the Prospectus and the Registration Statement.

This letter is being filed as our consent to the use of our name and the Reports in the Prospectus and the Registration Statement. We also hereby consent to the inclusion and incorporation by reference of information derived from the Reports in the Prospectus and the Registration Statement.

We confirm that we have read the Prospectus and the Registration Statement and have no reason to believe that there are any misrepresentations in the Prospectus and the Registration Statement that are derived from the Reports or that are within our knowledge as a result of the services we performed in connection with the Reports.

We consent to the incorporation by reference of this consent into the Registration Statement and any amendment thereto, including post-effective amendments.

Sincerely,

“Lowham Walsh LLC”
Lowham Walsh LLC